Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:
Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Announces Repurchase Offer for, and Redemption of, its 3.00% Convertible Senior Subordinated Notes

Arlington, Va., July 11, 2014, – ATK (NYSE: ATK) today announced that, as required by the terms of the indenture (the “Indenture”) governing its 3.00% Convertible Senior Subordinated Notes due 2024 (CUSIP No. 018804AK0) (the “Notes”), it is commencing an offer to repurchase (the “Repurchase”) any and all of the $12,816,000 aggregate principal amount outstanding of its Notes. Holders may surrender their Notes for repurchase at any time from 9:00 a.m. New York City time on Friday, July 18, 2014, through 5:00 p.m. New York City time on Thursday, August 14, 2014 (such date and time, the “Expiration Date”), in accordance with the terms, procedures and conditions outlined in the Indenture and in the Company Repurchase Notice. The Repurchase is not subject to any minimum surrender condition.

ATK also gave notice today, in accordance with the terms of the Indenture, that it has elected to redeem (the “Redemption”) all of its then outstanding Notes on August 20, 2014 (the “Redemption Date”).  The Notes will be redeemed at a price, payable in cash, equal to $1,000 per $1,000 principal amount of Notes outstanding on the Redemption Date, together with accrued and unpaid interest on such Notes to, but excluding, the Redemption Date (together, the “Redemption Price”).

Upon the terms and subject to the conditions of the Repurchase, holders of Notes who validly surrender and do not validly withdraw their Notes prior to 5:00 p.m., New York City time, on the Expiration Date will receive a repurchase price (the “Repurchase Price”) payable in cash equal to $1,000 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn, upon the terms and subject to the conditions set forth in the Indenture, the Notes and the Company Repurchase Notice. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or ATK’s common stock.  The Repurchase Date is an Interest Payment Date under the terms of the Indenture.  Accordingly, interest accrued to, but excluding, the Repurchase Date will be paid to those holders of Notes who are holders of record at the close of business on August 1, 2014.  ATK therefore expects that there will be no accrued and unpaid interest due as part of the Repurchase Price. All amounts payable pursuant to the Repurchase will be rounded to the nearest cent.

None of ATK, its management or board of directors makes any recommendation to any holder of Notes as to whether to surrender any Notes for repurchase. None of ATK, its management or board of directors has authorized any person to give any information or to make any representation in connection with the Repurchase other than the information and representations contained in the Company Repurchase Notice. The complete terms and conditions of the Repurchase are set forth in the Company Repurchase Notice that ATK will distribute to the holders of the Notes after this document is filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to ATK’s Schedule TO for the Repurchase. Holders of Notes should read the Company Repurchase Notice because it contains important information including various terms and conditions of the Repurchase.

ATK intends to fund the repurchase and/or redemption of the Notes using cash on hand and, if necessary, borrowings under its existing revolving credit facility.

Any questions or requests for assistance or copies of the Company Repurchase Notice or other materials may be directed to Wayde Heirigs at Alliant Techsystems Inc. at (952) 351-3016.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities. The Repurchase is only being made pursuant to the terms of the Company Repurchase Notice that ATK will distribute to the holders of Notes after this document is filed with the Commission as an exhibit to ATK’s Schedule TO for the Repurchase. The Redemption is only being made pursuant to the terms of the Notice of Redemption that the trustee for the Notes will distribute to the holders of Notes. Neither the Repurchase nor the Redemption is being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain statements in this communication regarding the Repurchase, the Redemption and any other statements regarding ATK’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the conditions to the consummation of the Redemption; reductions or changes in NASA or U.S. Government military spending, timing of payments and budgetary policies, including impacts of sequestration under the Budget Control Act of 2011, and sourcing strategies; intense competition for U.S. Government contracts and programs; increases in costs, which the business may not be able to react to due to the nature of U.S. Government contracts; changes in cost and revenue estimates and/or timing of programs; the potential termination of U.S. Government contracts and the potential inability to recover termination costs; other risks associated with U.S. Government contracts that might expose ATK to adverse consequences; government laws and other rules and regulations applicable to ATK, including procurement and import-export control, and federal and state firearms and ammunition regulations; the novation of U.S. Government contracts; intense competition in the commercial ammunition, firearms, and accessories markets; reduction or change in demand and manufacturing costs for commercial ammunition, firearms or accessories, including the risk that placed orders exceed actual customer requirements; changes in the regulation of the manufacture, sale and purchase of firearms and ammunition could adversely affect ATK; the manufacture and sale of products that create exposure to potential product liability, warranty liability or personal injury claims and litigation; risks associated with expansion into new and adjacent commercial markets; results of acquisitions or other transactions, including our ability to successfully integrate acquired businesses and realize anticipated synergies, cost savings and other benefits, and costs incurred for pursuits and proposed acquisitions that have not yet or may not close, including the announced spin-off of ATK’s Sporting Group business and ATK’s merger with Orbital Sciences Corporation; greater risk associated with international business, including foreign currency exchange rates and fluctuations in those rates; federal and state regulation of defense products, ammunition, and firearms; costs of servicing ATK’s debt, including cash requirements and interest rate fluctuations; actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates; security threats, including cybersecurity and other industrial and physical security threats, and other disruptions; supply, availability, and costs of raw materials and components, including commodity price fluctuations; new regulations related to conflict minerals; performance of ATK’s subcontractors; development of key technologies and retention of a qualified workforce; fires or explosions at any of ATK’s facilities; environmental laws that govern past practices and rules and regulations, noncompliance with which may expose ATK to adverse consequences; impacts of financial market disruptions or volatility to ATK’s customers and vendors; unanticipated changes in the tax provision or exposure to additional tax liabilities; and the costs and ultimate outcome of litigation matters and other legal proceedings.

Additional information concerning these and other factors can be found in ATK’s filings with the Commission, including ATK’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. ATK assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

In connection with the proposed “Morris Trust” transaction between ATK and Orbital Sciences Corporation, a Delaware corporation (“Orbital”), pursuant to which all of the common stock of Vista SpinCo Inc., a Delaware corporation and a wholly owned subsidiary of ATK (“Sporting”) will be distributed to ATK’s stockholders and Orbital will merge with a subsidiary of ATK, with Orbital surviving the merger as a wholly-owned subsidiary of ATK, ATK and Orbital intend to file relevant materials with the SEC, including an ATK registration statement on Form S-4 that will include a joint proxy statement of ATK and Orbital that also constitutes a prospectus of ATK. In addition, Sporting, a subsidiary of ATK, intends to file a registration statement on Form 10 or S-1 that will constitute a prospectus of Sporting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT AND REGISTRATION STATEMENTS/PROSPECTUSES AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATK, ORBITAL, SPORTING AND THE PROPOSED TRANSACTION. The joint proxy statement and registration statements/prospectuses and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from ATK upon written request to ATK by emailing investor.relations@atk.com or by calling Michael Pici at 703-412-3216 or from Orbital upon written request to Orbital at investor.relations@orbital.com or by calling Barron Beneski at 703-406-5528.

This communication is not a solicitation of a proxy from any investor or securityholder. ATK, Orbital and certain of their respective directors and executive officers, however, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information regarding ATK directors and executive officers may be found in its Annual Report for the year ended March 31, 2014 on Form 10-K filed with the SEC on May 23, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on June 13, 2014. Information regarding Orbital’s directors and executive officers may be found in its Annual Report for the year ended December 31, 2013 on Form 10-K filed with the SEC on February 25, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on March 11, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus when it becomes available.

#          #          #